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                      U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549


                                      FORM 8-K


                                   CURRENT REPORT


       PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                           DATE OF REPORT: APRIL 7, 1999


                            VALLEY NATIONAL CORPORATION
                            ---------------------------
                   (Name of small business issuer in its charter)


                          IRS EMPLOYER ID. NO. 33-0825336


                 1234 EAST MAIN STREET, EL CAJON, CALIFORNIA 92021
                 -------------------------------------------------
                      (Address of principal executive offices)


           ISSUER'S TELEPHONE NUMBER, INCLUDING AREA CODE: (619) 593-3330

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ITEM 5. OTHER EVENTS

Valle de Oro Bank, N.A. announced that its stockholders approved a reorganization of the bank under a new bank holding company named Valley National Corporation. The reorganization took effect on April 1, 1999. As part of the reorganization, stockholders received two shares of Valley National Corporation for each share of Valle de Oro Bank, N.A.

Valley National Corporation will trade on the Nasdaq National Market System under the symbol "VADOD" for a period of 21 days, after which time its trading symbol will revert back to "VADO", the symbol previously held by Valle de Oro Bank, N.A.

Please see the attached press release for further information.

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                                  SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Valley National Corporation
---------------------------
     Registrant


Date: April 7, 1999
     ---------------



/s/ Paul M. Cable
-----------------------------------
Paul M. Cable,
Senior Vice President and Chief Financial Officer



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                            FOR IMMEDIATE RELEASE
                                            FOR ADDITIONAL INFORMATION CONTACT:
                                            Rebecca Wall, Director of Marketing
                                     Valle de Oro Bank, El Cajon (619) 593-3330

                      VALLE DE ORO BANK STOCKHOLDERS APPROVE
                                BANK HOLDING COMPANY


APRIL 7, 1999, EL CAJON, CA -Valle de Oro Bank (NASDAQ NMS: VADOD) announced that stockholders approved a reorganization of the bank under a bank holding company, Valley National Corporation.


The new bank holding company was organized to permit stockholders to benefit from new products and services to be offered through non-bank affiliates as well as to potentially acquire other banks. The consolidation was effective April 1, 1999.


In the re-organization, former Valle de Oro Bank stockholders received two shares of Valley National Corporation stock for each share of bank stock they had previously held. The 2-for-1 split is intended to create more shares of the Nasdaq listed stock and enhance its liquidity. Following 21 days of trading using the temporary symbol VADOD, shares of the company will revert to the use of the symbol VADO to facilitate the retention of trading history and other data.


Established in 1983, Valle de Oro Bank is one of the largest locally owned, independent banks in the San Diego area operating a six-office system in addition to SBA lending, mortgage lending and credit card operations.

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